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                                                        Exhibit 10(ii)




                                 June 2, 1994





Lawrence O. Doza
Borden, Inc.
180 East Broad Street
Columbus, Ohio

Dear Larry:

This letter will confirm our discussion concerning your decision to resign your position with the Company, by mutual agreement. It will also serve to cover various related matters so there will be no future confusion regarding them.

1. Your official retirement date is March 1, 1994. Commencing March 1, 1994 and continuing through August 31, 1995, you will be paid termination pay totaling $526,500, in semi-monthly installments of $14,625, less statutory deductions and deductions for any monies due Borden, Inc. These payments include any and all vacation due you. In the event of your death before payment of the full $526,500 is paid, any unpaid balance will be paid to your estate.

2. You agree to promptly resign as an officer of Borden, Inc. and to resign from any companies/subsidiaries of Borden, Inc. in which you are an officer or director.

3. You understand that you will not participate in the annual Management Incentive Plan, the 1992-94, the 1993-95 nor the 1994-96 long-term cycles. However, the stock options which you now hold will continue to be in effect until five (5) years from February 28, 1994, or until such earlier time that your stock options expire under their provisions.

4. The Company will extend your Company-paid county club and luncheon club dues, (but not for non-Borden related items) until August 31, 1994. Your financial counseling and home-auto insurance reimbursement will be extended through



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Lawrence O. Doza
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                December 31, 1994.  We will also reimburse you for any 1993 expenditures in this category not yet reimbursed. Your Core medical accumulation, and your Survivor Income Capital Account and survivor benefits cease February 28, 1994. Your parking privileges were extended through April 30, 1994. Your umbrella insurance benefit will continue through December 31, 1994. The Company will reimburse you for an annual physical in 1994 of the kind you have regularly been provided in past years.

                The Company will commit to a matching gift or donation during 1994 in the amount of $2,500 to the University of Missouri.

5. Your other regular employee benefits (medical, life, pension and savings plan) were continued through February 28, 1994.
                You will not be eligible for salary continuance, long-term or short-term disability after February 28, 1994. You may, if you wish, extend your medical/dental coverage at normal contributions through August 31, 1994.

6. As special consideration to assist you in locating a new position, and to defray the expenses you will incur for office, telephone and secretarial assistance, the Company will pay you up to $10,000. In addition, you will be permitted $19,471 for personal travel expenses, medical benefits and social/business clubs, or outplacement counseling in connection with a job search. Requests for reimbursement for these items are accountable and should be submitted on a regular expense form with accompanying receipts.

7. You will pay off any loans or reimburse the Company for any loans or equity interest in your country club and golf memberships, if any, as soon as practicable, but no later than August 31, 1994.

8. Deferred awards under the Management Incentive Plan, if any, will be paid to you consistent with the provisions of the Plan.

9. You acknowledge executing a Security and Invention Agreement and you agree to comply with the terms and conditions of that Agreement. You acknowledge that your responsibilities with the Company were worldwide. In addition, you agree that until August 31, 1995, you will not engage, without the prior written consent of the Chief Executive Officer of Borden, Inc. directly or indirectly on your own account, or as agent, employer, employee, partner, major stockholder or otherwise in services of the kind in which you were engaged by Borden, Inc., its subsidiaries or affiliates (hereinafter "the Company") during the past two (2) years for any entity or business which competes with the Company in any geographical area in the United States in which the Company now engages in business.
                You agree that you will not, either during the period of this agreement, nor


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Lawrence O. Doza
June 2, 1994
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                thereafter, disclose to any third party or use for your own benefit without our express authorization, any confidential information provided by us or our representatives relative to our business or that of our affiliated corporations, nor information developed for Borden by you during the performance of your service on our behalf during your employment.

10. Because of the arrangement being provided to you, we will expect, and you agree, that you will conduct yourself in a manner which does not disparage Borden, Inc., its current or past employees, current or past officers, subsidiaries, and affiliates, and which is not contrary to the best interest of these organizations.

                The Company, through its executive officers, including its former Chief Executive Officer Anthony S. D'Amato, or directors will not disparage you. This obligation will not be construed to prohibit the Company from making truthful statements about its business; nor shall it prohibit you or other former officers or directors of the Company from making truthful statements responsive to any statements made by the Company, its former officers or directors or in response to legal process.

11. You agree to be available, as reasonably necessary and upon reasonable notice, with no expense to yourself (expenses include transportation, meals and lodging) for legal proceedings, whether administrative, civil, or criminal, if any, with respect to events which occurred during your employment with Borden, Inc. You further agree to assist and cooperate with Borden, Inc. in any such proceedings.

12. This agreement is personal and not assignable by you. In the event of your death during the term hereof, this agreement shall terminate as of the last day of the month during which your death occurred and your designated beneficiary, which may be a trust, or if none is so designated, your estate will be paid all monies due up through the month of your death and, in addition, the balance of the termination pay noted above.

13. In the event of a material breach of your obligation not to compete under this agreement you understand and agree to pay to Borden, Inc., any monies received under this agreement up to $351,000, and acknowledge that no further sums would be due hereunder. This remedy is in addition to any remedy Borden, Inc. has to specifically enforce your agreement and is not to be construed as a limitation on its right to recover any greater amount of damage Borden can prove.

14. To the full extent allowed under New Jersey law, the Company will indemnify and defend you with regard to any and all claims which may arise relating to matters which occurred prior to February 28, 1994, and which arose as a result of your employment as long as your acts:

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Lawrence O. Doza
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                o       were not in breach of your duty of loyalty to the
                        Corporation or its shareholders;
                o       were in good faith;
                o       did not involve a knowing violation of law; or
                o did not result in receipt of an improper personal benefit; and

                it shall undertake and direct the defense of such proceeding, holding you harmless against expenses, as they are incurred.

15. Citibank will write a letter to Erv Shames detailing the positive accomplishments you made in Borden's efforts to manage and finance its debt. We provided you a copy of the draft of that letter for comments. In addition, at our annual shareholders meeting when presented with the opportunity in response to questions, Mr. Shames noted the contributions in this area in a positive manner.

16. We agree that this agreement supersedes any and all other agreements relating to your employment with the Company including, but not limited to, your Core Arrangement. This agreement shall be governed by the laws of the State of Ohio and shall inure to the benefit of the successors and assigns of
                Borden, Inc.   Any provision of the agreement deemed by a court
                to be too broad to be legally enforced shall be modified but only to the extent required to be so legally enforceable.

17. In consideration of these foregoing benefits provided to you, you hereby release and discharge Borden, Inc., its subsidiaries and affiliates, their current directors, former directors, officers, former officers, employees, former employees, and agents from any and all current liabilities, claims for money, employment, re-employment, reinstatement and for any and all causes of action whatsoever which you may now have against them including those arising out of your employment, the termination thereof, or discrimination based on age, disability, race, sex or other reasons, except any vested pension rights which you may have acquired or as specifically noted herein; provided, however, that this release shall not be construed to prevent you from pursuing any rights you may have under the terms of any employee benefit plan to which you are a party and under ERISA; any rights you have to COBRA benefits; any rights you may have to unemployment compensation; and any rights you have to enforce the terms of this letter.

18. You affirm that you are entering into this agreement and release voluntarily in order to receive payments and other benefits described above. You understand that the Company would not make these payments or extend these benefits to you without your voluntary consent to this agreement.

19. In making your decision, you recognize that you have the right to seek advice and

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Lawrence O. Doza
June 2, 1994
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                counsel from others, including that of an attorney if you so choose. You acknowledge that you have 45 days within which to consider this offer.

20.             You have seven calendar days from the date you sign this
                Agreement to cancel it in writing.   You also understand that
                this Agreement will not bind you or the Company until after the seven-day period you have to cancel. No payments will be made
                under this Agreement until it becomes binding.   You may cancel
                this Agreement by signing the cancellation notice below (or by any other written signed notice) and delivering it to Borden, Inc., within seven days of your signing this Agreement.

I believe that this completely and accurately describes our understanding and ask that you indicate your agreement by signing the original of this letter and returning it to me. I wish you every success in your future endeavors.

                                For:    Borden, Inc.


                                By:     s/ Ervin R. Shames
                                    ----------------------------
                                          Ervin R. Shames

Attachment

READ, UNDERSTOOD AND AGREED T0:

s/Lawrence O. Doza                                      s/ 6/ 21/ 94
- - ------------------                                      ------------
Lawrence O. Doza                                        Date


                             Cancellation Notice

                  (To cancel this Agreement, sign below and deliver this copy of the Agreement to the Company within seven (7) days of the date you signed this Agreement.)

                  I hereby cancel this Agreement.


                  ________________              __________________________
                  (Date)                        (Signature)